May 23, 2020 Valuation Discussion Materials Prepared for the Special Committee to the Board of Directors Exhibit (c)(3)

Seaport Gordian Energy (“Seaport Gordian” or “SGE”) is pleased to present the enclosed discussion materials to the Special Committee (the “Special Committee”) of the Board of Directors of TransAtlantic Petroleum (“TransAtlantic” or the “Company”). The information contained herein does not include any recommendations and Seaport Gordian does not provide any opinions relative to the common stock purchase offer.  This book can be viewed as a follow up discussion with the Special Committee regarding the common stock purchase offer, specifically to address some of the issues and concerns driven by the terms of the previous offer SGE evaluated the implications of further future dividends to the Series A Preferred holders both in terms of cash and common stock dividends SGE has looked at various pricing scenarios for the common including utilizing Black-Scholes as a valuation mechanism for valuing the common shares Analysis of the implications of a fixed per share amount is contained herein as an alternative to an absolute dollar purchase price for the common shares SGE updated the strip pricing in the reserve valuation and determined what the common shareholder value would be under various price decks applied to the company’s reserves and EBITDAX estimates over the next couple years. Seaport Gordian then reviewed the terms of the proposal again to further analyze possible structural changes that should be considered in order to make the offer more realistic for the Special Committee to evaluate and/or negotiate Lastly, given the relatively short timeline to respond, Seaport Gordian is available and capable of assisting to intermediate in negotiating and documenting terms contained within the common shareholder purchase offer Executive Summary

TRANSATLANTIC Petroleum Ltd.

Ownership Overview

- Ideally, we believe Malone Mitchell would like to have the other preferred equity shareholders co-invest
- If the preferred shareholder groups successfully purchase the unaffiliated common shares on a pro rata basis, post close, there is no reason to have the preferred or convertibility feature
- If the other preferred shareholders do not participate with the Mitchell Group, they will have some priority over Mitchell's pro forma common position
- Keep in mind, stock dividends disadvantage the unaffiliated shareholders

Investor Group	Mitchell Group	Other Preferred Holders	Unaffiliated Holders
Shares			
Common Ownership	30,958,277	5,370,724	26,019,999
Adjusted Common Ownership[1]	35,946,197	6,617,704	26,019,999
Percentage			
Preferred Ownership	80.0%	20.0%	0.0%
Common Ownership	49.7%	8.6%	41.7%
Adjusted Common Ownership[1]	52.4%	9.6%	37.9%

(1) Adjusted for the impact of a 10% dilutive dividend

Scenario I: Stock Purchase Offer			
Outflow	$ (6,850,000)	$ -	$ -
Inflow	$ 3,401,245	$ 590,057	$ 2,858,699
Net	$ (3,448,755)	$ 590,057	$ 2,858,699

Scenario II: Impact of 10% Dilution (Stock Dividend)			
Outflow	$ (6,850,000)	$ -	$ -
Inflow	$ 3,590,222	$ 660,961	$ 2,598,817
Net	$ (3,259,778)	$ 660,961	$ 2,598,817

Scenario III: Quarterly Cash Dividend			
Inflow	$ 1,106,400	$ 276,600	$ -

Scenario I: Various Offer Prices per Share

	Outflow	Inflow		
Offer $ / Share	Mitchell Group	Mitchell Group	Other Preferred Holders	Unaffiliated Holders
$ 0.10	$ (6,234,900)	$ 3,095,828	$ 537,072	$ 2,602,000
$ 0.11	$ (6,858,390)	$ 3,405,410	$ 590,780	$ 2,862,200
$ 0.12	$ (7,481,880)	$ 3,714,993	$ 644,487	$ 3,122,400
$ 0.13	$ (8,105,370)	$ 4,024,576	$ 698,194	$ 3,382,600
$ 0.14	$ (8,728,860)	$ 4,334,159	$ 751,901	$ 3,642,800
$ 0.15	$ (9,352,350)	$ 4,643,742	$ 805,609	$ 3,903,000
$ 0.16	$ (9,975,840)	$ 4,953,324	$ 859,316	$ 4,163,200
$ 0.17	$ (10,599,330)	$ 5,262,907	$ 913,023	$ 4,423,400
$ 0.18	$ (11,222,820)	$ 5,572,490	$ 966,730	$ 4,683,600
$ 0.19	$ (11,846,310)	$ 5,882,073	$ 1,020,438	$ 4,943,800
$ 0.20	$ (12,469,800)	$ 6,191,655	$ 1,074,145	$ 5,204,000
$ 0.21	$ (13,093,290)	$ 6,501,238	$ 1,127,852	$ 5,464,200
$ 0.22	$ (13,716,780)	$ 6,810,821	$ 1,181,559	$ 5,724,400
$ 0.23	$ (14,340,270)	$ 7,120,404	$ 1,235,267	$ 5,984,600
$ 0.24	$ (14,963,760)	$ 7,429,986	$ 1,288,974	$ 6,244,800
$ 0.25	$ (15,587,250)	$ 7,739,569	$ 1,342,681	$ 6,505,000

Scenario II: Various Offer Prices per Share

	Outflow	Inflow		
Offer $ / Share	Mitchell Group	Mitchell Group	Other Preferred Holders	Unaffiliated Holders
$ 0.10	$ (6,858,390)	$ 3,594,620	$ 661,770	$ 2,602,000
$ 0.11	$ (7,544,229)	$ 3,954,082	$ 727,947	$ 2,862,200
$ 0.12	$ (8,230,068)	$ 4,313,544	$ 794,124	$ 3,122,400
$ 0.13	$ (8,915,907)	$ 4,673,006	$ 860,302	$ 3,382,600
$ 0.14	$ (9,601,746)	$ 5,032,468	$ 926,479	$ 3,642,800
$ 0.15	$ (10,287,585)	$ 5,391,930	$ 992,656	$ 3,903,000
$ 0.16	$ (10,973,424)	$ 5,751,392	$ 1,058,833	$ 4,163,200
$ 0.17	$ (11,659,263)	$ 6,110,853	$ 1,125,010	$ 4,423,400
$ 0.18	$ (12,345,102)	$ 6,470,315	$ 1,191,187	$ 4,683,600
$ 0.19	$ (13,030,941)	$ 6,829,777	$ 1,257,364	$ 4,943,800
$ 0.20	$ (13,716,780)	$ 7,189,239	$ 1,323,541	$ 5,204,000
$ 0.21	$ (14,402,619)	$ 7,548,701	$ 1,389,718	$ 5,464,200
$ 0.22	$ (15,088,458)	$ 7,908,163	$ 1,455,895	$ 5,724,400
$ 0.23	$ (15,774,297)	$ 8,267,625	$ 1,522,072	$ 5,984,600
$ 0.24	$ (16,460,136)	$ 8,627,087	$ 1,588,249	$ 6,244,800
$ 0.25	$ (17,145,975)	$ 8,986,549	$ 1,654,426	$ 6,505,000

Seaport Global. Gordian Group
Seaport Gordian Energy
3

Capital Structure – EBITDA Valuation Current and Projected Total Enterprise Value Various pricing scenarios include hedges At current strip prices, the hedge book has a MTM of -$2.16 MM Forward forecast includes amortization of debt Forecast does not include any adjustments for preferred dividends in common stock – shares outstanding remains flat No cash dividends are contemplated in the analysis 4 Seaport Gordian Energy Current TEV Calculation (12/31/2019 Balance Sheet) YE2020 TEV Calculation (12/31/2020 Balance Sheet) YE2021 TEV Calculation (12/31/2021 Balance Sheet) ($MM except per share values) ($MM except per share values) ($MM except per share values) Stock Price 0.24 Stock Price 0.24 Stock Price 0.24 Shares Outstanding 62.3 Shares Outstanding 62.3 Shares Outstanding 62.3 Market Capitalization 14.7 $ Market Capitalization 14.7 $ Market Capitalization 14.7 $ (+) Total Debt 20.0 (+) Total Debt 2.7 (+) Total Debt - (+) Preferred 46.1 (+) Preferred 46.1 (+) Preferred 46.1 (-) Cash 9.7 (-) Cash 4.0 (-) Cash 3.3 Total Enterprise Value 71.0 $ Total Enterprise Value 59.5 $ Total Enterprise Value 57.5 $ LTM EBITDA 39.3 $ LTM EBITDA 8.1 $ LTM EBITDA 4.9 $ NTM EBITDA 8.1 $ NTM EBITDA 4.9 $ NTM EBITDA 4.8 $ TEV / LTM EBITDA 1.8x TEV / LTM EBITDA 7.3x TEV / LTM EBITDA 11.7x TEV / NTM EBITDA 8.8x TEV / NTM EBITDA 12.1x TEV / NTM EBITDA 12.0x Values Estimated at Average of 5.0x LTM EBITDA and 4.0x NTM EBITDA $35 Oil $35 Oil YE2020 YE2021 Estimated TEV 114.3 $ Estimated TEV 23.6 $ 4.9 $ Market Capitalization 57.9 $ Market Capitalization (21.2) $ (37.9) $ $40 Oil $40 Oil Estimated TEV 114.6 $ Estimated TEV 29.6 $ 17.2 $ Market Capitalization 58.3 $ Market Capitalization (15.2) $ (25.6) $ $45 Oil $45 Oil Estimated TEV 115.0 $ Estimated TEV 35.6 $ 29.6 $ Market Capitalization 58.6 $ Market Capitalization (9.2) $ (13.2) $ $50 Oil $50 Oil Estimated TEV 115.4 $ Estimated TEV 41.5 $ 41.9 $ Market Capitalization 59.0 $ Market Capitalization (3.3) $ (0.9) $ $55 Oil $55 Oil Estimated TEV 115.7 $ Estimated TEV 47.5 $ 54.3 $ Market Capitalization 59.4 $ Market Capitalization 2.7 $ 11.5 $ $60 Oil $60 Oil Estimated TEV 116.1 $ Estimated TEV 53.5 $ 66.6 $ Market Capitalization 59.8 $ Market Capitalization 8.7 $ 23.8 $ Capital Structure – EBITDA Valuation Current and Projected Total Enterprise Value • Various pricing scenarios include hedges • At current strip prices, the hedge book has a MTM of -$2.16 MM • Forward forecast includes amortization of debt • Forecast does not include any adjustments for preferred dividends in common stock – shares outstanding remains flat • No cash dividends are contemplated in the analysis

Capital Structure – PDP PV-10 Valuation Net Asset Value Analysis Forward forecast includes amortization of debt Forecast does not include any adjustments for preferred dividends in common stock – shares outstanding remains flat No cash dividends are contemplated in the analysis 5 Seaport Gordian Energy Current TEV Calculation (12/31/2019 Balance Sheet) YE2020 TEV Calculation (12/31/2020 Balance Sheet) YE2021 TEV Calculation (12/31/2021 Balance Sheet) ($MM except per share values) ($MM except per share values) ($MM except per share values) Stock Price 0.24 Stock Price 0.24 Stock Price 0.24 Shares Outstanding 62.3 Shares Outstanding 62.3 Shares Outstanding 62.3 Market Capitalization 14.7 $ Market Capitalization 14.7 $ Market Capitalization 14.7 $ (+) Total Debt 20.0 (+) Total Debt 2.7 (+) Total Debt - (+) Preferred 46.1 (+) Preferred 46.1 (+) Preferred 46.1 (-) Cash 9.7 (-) Cash 4.0 (-) Cash 3.3 Total Enterprise Value 71.0 $ Total Enterprise Value 59.5 $ Total Enterprise Value 57.5 $ PDP PV-10 at Current Strip 61.0 $ PDP PV-10 at Current Strip 53.9 $ PDP PV-10 at Current Strip 45.3 $ TEV / PDP PV-10 1.2x TEV / PDP PV-10 1.1x TEV / PDP PV-10 1.3x NAV based on PDP PV-10 at Various Flat Prices Below $35 Oil $35 Oil YE2020 YE2021 Estimated TEV 168.5 $ PDP PV-10 32.6 $ 24.9 $ Market Capitalization 112.2 $ NAV (12.2) $ (17.9) $ $40 Oil $40 Oil Estimated TEV 168.9 $ PDP PV-10 42.3 $ 32.7 $ Market Capitalization 112.5 $ NAV (2.5) $ (10.1) $ $45 Oil $45 Oil Estimated TEV 169.2 $ PDP PV-10 52.3 $ 40.7 $ Market Capitalization 112.9 $ NAV 7.5 $ (2.1) $ $50 Oil $50 Oil Estimated TEV 169.6 $ PDP PV-10 62.5 $ 49.0 $ Market Capitalization 113.3 $ NAV 17.7 $ 6.2 $ $55 Oil $55 Oil Estimated TEV 170.0 $ PDP PV-10 72.8 $ 57.4 $ Market Capitalization 113.6 $ NAV 28.0 $ 14.6 $ $60 Oil $60 Oil Estimated TEV 170.4 $ PDP PV-10 83.2 $ 65.8 $ Market Capitalization 114.0 $ NAV 38.4 $ 23.0 $ Capital Structure – PDP PV-10 Valuation Net Asset Value Analysis • Forward forecast includes amortization of debt • Forecast does not include any adjustments for preferred dividends in common stock – shares outstanding remains flat • No cash dividends are contemplated in the analysis

Common Stock Purchase Proposal

- On April 20, 2020, a group led by Malone Mitchell, representing ~80% of the outstanding Series A Preferred shares of TransAtlantic Petroleum, submitted a letter of intent to create a new entity formed by the Preferred Shareholder Group to acquire 100% of the outstanding common shares of the Company. An offer to the remaining ~20% owners of the Series A Preferred shares has been made to allow them to participate in the acquisition on a pro rata basis and at the same terms
- **Purchase Price:** $6,850,000 for 62,349,003 (as of March 20, 2020) shares equating to $0.1098652 per share to be paid in cash and subject to dilution from among other things, the PIK dividends of the Series A Preferred prior to closing
- **Structure of Acquisition:** Buyer and Company will structure transaction as a merger
- **Closing Date:** No later than October 1, 2020
- **Conversion:** Offer assumes that none of the Series A Preferred shares will be converted into common shares ahead of the purchase and that no Series A Preferred shares will receive any portion of the purchase price

Proposal Summary	
Shares Outstanding	62,349,000
Offer Price	$6,850,000
Offer per Share	$0.109865
Discount to Current Stock Price	-54.2%

Major Concerns Regarding Proposal

- Per share value of the proposal relative to current market price of common stock
- Handling of the preferred dividends particularly if they are paid with additional common shares
- Absolute purchase price that could change materially on a per share basis
- Timeline to closing and potential market oscillations

Seaport Global. Gordian Group
Seaport Gordian Energy
6

Negotiating Tools

- We need to quantify what this would mean to the unaffiliated common holders. Goal is to shift risk to Malone (buyer). Ideally we would like to get fixed price so dilutive shares don't matter. Need to run above scenario on that with and without stock dividends. Ideally we would also like to find a mechanism to get the shareholder a bit more squeeze and hopefully a bit more juice
- On a relative valuation basis, the preferred is ~3x larger than the current market cap of the common, therefore, they have more value at risk than the common holders

Possible Changes	Impact to Mitchell	Impact to Other Preferred	Impact to Unaffiliated Holders
Fixed Price per Share	Negative	Positive	Positive
Accumulate Dividends	Negative	Negative	Neutral
Abeyance of Dividends until Closing	Negative	Negative	Positive
Pay Cash Dividends	Positive	Positive	Negative
Formula Based on Brent Pricing	Negative	Positive	Positive
Increase Offer	Negative	Positive	Positive
Simultaneous Offer for 20% Preferred Holders and 50% Common	Negative	Positive	Positive
Convert Preferred at Market or Slight Discount	Depends	Depends	Depends

Seaport Global Gordian Group
Seaport Gordian Energy
7

Updated Engineering Analysis

Reserve Summary – Updated Strip Pricing Reserve Summary Assumptions Strip pricing as of 5/22/2020 (1) Brent strip price as of 5/22/2020 Botas Gas Exchange prices provided by the company Effective as of 05/01/2020 Total: $97MM Asset Development Plan Strip Pricing as of 5/22/2020: $37.48 Oil / $7.25 Gas for 2020; $40.62 Oil / $7.33 Gas for 2021; $43.38 Oil / $7.39 Gas for 2022; $45.93 Oil / $7.44 Gas for 2023; $45.93 Oil / $7.46 Gas for 2024+ Total Proved PV-10 by Top 5 Fields ($MM) Total PV-10 by Rescat ($MM) TransAtlantic Reserve Summary - By Rescat Category Net Oil (MBbl) Net Gas (MMcf) Equivalent (Mboe) % Oil Investment ($MM) PV-10 ($MM) PDP 3,466 451 3,541 98% $1 $61 PDNP 1,220 2,977 1,716 71% $2 $31 PUD 1,583 - 1,583 100% $17 $5 Total Proved 6,268 3,428 6,839 92% $20 $97 PROB 2,124 480 2,204 96% $10 $27 Total 2P 8,392 3,908 9,043 93% $30 $123 POSS 2,855 630 2,960 96% $11 $38 Total 3P 11,247 4,538 12,003 94% $41 $161

Impact of Adjustments on PDP PV-10 PDP PV-10 ($M) Commodity price decreases had the most significant impact on PDP PV-10, followed by production forecast updates

Disclaimer The information contained in this presentation (the “Presentation”) has been prepared and/or compiled by representatives of Seaport Gordian for the Special Committee (the “Special Committee”) of the Board of Directors of TransAtlantic Petroleum (the “Company”), is based on currently available information obtained from sources believed to be reliable, and may contain forward-looking statements. Projections and/or opinions contained in the Presentation necessarily involve elements of subjective judgment and analysis and are provided as of the date of this Presentation. Seaport Gordian has no obligation to update the information in this Presentation for subsequent events or circumstances or to keep current any of the information contained herein. All estimates and forecasts are subject to change and past results are not necessarily an indication of future performance. In providing this Presentation, we have necessarily relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of the financial and other information and data that is publicly available or was supplied or otherwise made available to us by or on behalf of the Company and the assurances of the Company’s management or representatives that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. This Presentation relates to an engagement letter with the Company, which letter further describes the limitations and qualifications of our engagement, and this Presentation. In the course of preparing this Presentation, we have not physically inspected the relevant assets, properties or facilities or obtained any independent appraisal of such assets, properties or facilities. Furthermore, we have not considered any tax, accounting or legal effects of any proposed transaction structure to any person or entity (including the Company). This Presentation is intended solely for the benefit of the Special Committee of the Board of Directors of the Company and does not constitute a recommendation to the Company, the Board of Directors or any other person. This confidential and proprietary Presentation is not to be used or relied upon for any other purpose or by any other person, including, without limitation, the shareholders, creditors or other interest holders of the Company, nor be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. Seaport Gordian and certain of its affiliates may have investment banking or other relationships with some or all of the issuers mentioned herein and may trade in any of the securities or other financial instruments mentioned herein, either for their own accounts or for the accounts of their customers. Accordingly, Seaport Gordian, and/or one or more of its affiliates, may at any time have a long or short position in any such security or financial instrument or option thereon. In addition, Seaport Gordian may receive a fee from issuers in connection with the sale of that issuer’s securities which may be in the form of cash, securities or both. This Presentation is not, and under no circumstances should be construed as either, (i) an offer or the solicitation of an offer to purchase or sell any security, or (ii) a solicitation to act as a securities broker or dealer in any jurisdiction by any person or entity that is not legally permitted to carry on the business of a securities broker or dealer in that jurisdiction. For additional disclosures, please go to www.seaportglobal.com/pages/disclosures We welcome inquiries from potential clients and partners via info@seaportglobal.com or at 212-616-7700 Disclaimer Contact Us